Exhibit 10.26.2

Ms. Kari Heerdt Senior Vice President Human Resources 79 TW Alexander Drive 4101 Research Commons Research Triangle Park North Carolina 27709 Telephone: 919-316-6543 Facsimile: 919-316-6523

December 19, 2008

Mr. John Perkins

20524 Southshore Drive

Cornelius, NC 28031

Dear John,

The purpose of this letter is to change the terms of your severance as stated in your Employment Letter with the Company dated March 2, 2006 (copy enclosed).  With your consent, the Company is modifying your Employment Letter with respect to the terms of severance to ensure that you, referred to as the ‘Executive”, have severance protection going forward, and that it complies with the new Internal Revenue Code Section 409A.  The Company is required to comply with Section 409A by December 31, 2008.  Violations of this section involve a 20% tax penalty for executives, and affirmative tax reporting obligations under which employers must disclose violations on W-2s.  Accordingly, with your agreement, the following shall be your amended severance terms with the Company:

1.             Severance Benefits.  If at any time:  (i) Talecris terminates your employment without Cause (as defined below), or (ii) you resign from your position with Good Reason (as defined below), you will be entitled to, subject to the terms of this letter agreement, an amount in cash (the “Severance Payment”) equal to one year’s current Base Salary plus the “bonus” defined in your Employment Letter.  The Severance Payment shall be paid to you in a lump sum within sixty (60) days of Separation from Service.

2.             Definitions.   The following words and phrases have the following meanings when used in this letter agreement:

a.             Cause.  “Cause” means (i) failure to perform the duties and responsibilities of your position in a manner satisfactory to Talecris, except that Cause does not include failure resulting from your incapacity due to mental or physical illness or injury or from any permitted leave required by law, (ii) your failure to comply with Talecris written employment policies, (iii) your conviction of, or entering of a plea of guilty or nolo contendere, to a felony; (iv) willful misconduct by you that results in harm to Talecris financially, reputationally or otherwise, and/or (v) your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity you are employed with Talecris or your loss of any governmental license that is reasonably necessary for you to perform your responsibilities at Talecris.

b.             Code.  “Code” means the Internal Revenue Code of 1986, as amended.

c.             Good Reason.  “Good Reason” shall mean, without the Executive’s consent, (i) a material diminution in the Executive’s “base compensation” within the meaning of Code Section 409A and relevant authorities thereunder; or (ii) relocation of the Executive’s office more than 50 miles from its location in Research Triangle Park, North Carolina.  The Executive shall provide notice to the Company of the existence of (i) through (ii) of this Section within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which the Company shall have a period of at least thirty (30) days within which to cure any deficiency that would result in Good Reason.

c.             Separation of Service.  For purposes of this Agreement, “Separation from Service” shall mean the termination of services provided by Executive, whether voluntary or involuntary, as determined by the Company in accordance with Treas. Reg. §1.409A-1(h).  In determining whether the Executive has experienced a Separation from Service, the following provisions shall apply:

i.              A Separation from Service shall occur when the Executive experiences a termination of employment with the Company and any affiliate in which the Company has more than a 50% ownership interest (together with the Company, the “Employer”), which shall be considered to have occurred when the facts and circumstances indicate that either (i) the Executive is not reasonably expected to perform further services for the Employer after a certain date, or (ii) that the level of bona fide services the Executive will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or full period of services to the Employer if the Executive has been providing services to the Employer for less than 36 months).

ii.             If the Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Executive and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or longer, so long as the Executive retains a right to reemployment with the Employer under an applicable statute or by contract.  If the period of leave exceeds six months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the Executive will incur a Separation from Service as of the first day immediately following the end of such six-month period.  However, where the Executive’s leave of absence is due to his or her Disability, a 29-month period of absence will be substituted for such six-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Employer.

3.             Payment of Benefits.  The Severance Payment described in the preceding section of this letter agreement shall be contingent on Executive’s execution of a valid Release in a form reasonably acceptable to the Company that becomes irrevocable within sixty (60) days after Executive’s Separation from Service.

4.             Tax Withholding.  The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

5.             Compliance with Code Section 409A.  This Agreement is intended to comply with (or be exempt from) Code Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A.  If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company.  The Company reserves the right to unilaterally amend this Agreement without the consent of the Executive in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Code Section 409A.  Nevertheless, and notwithstanding any other provision of this Agreement, neither the Company nor any of its employees, directors, or their agents shall have any obligation to mitigate, nor to hold the Executive harmless from, any or all taxes (including any imposed under Code Section 409A) arising under this Agreement.

6.             Effect on Other Agreements.  This agreement replaces and supersedes all other and prior severance agreements between Executive and the Company, whether written or oral or express or implied, that relate to severance benefits.  No representations, promises, assurances or agreements have been made regarding the subject matter of this agreement, except such as has been stated herein.

7.             Termination. This Agreement shall terminate upon Executive’s death or employee’s disability (defined as your inability by reason of physical or mental impairment to perform your job duties for a period exceeding 12 consecutive weeks).  If this agreement is terminated by reason of Executive’s death or disability, Executive or Executive’s dependents or estate will be entitled to the payments and benefits afforded under the Company’s employee benefit plans, and the Company will have no further obligations under this agreement.

If you accept these changes, please sign where indicated below and return a copy of this letter to me so that we may place it in your personnel file.  If you have any questions, please feel free to contact me.

Sincerely,

/s/ Kari Heerdt
Name: Kari Heerdt
Title: Senior Vice President

Human Resources

I accept the changes to my Employment Letter as stated above.

/s/ John Perkins
Name: John Perkins
Title: Executive Vice President and Chief Financial Officer

December 28, 2008
Date

Cc:	Lawrence Stern

File